UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 22, 2019

BUNKER HILL MINING CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-150028	32-0196442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Bay Street, Suite 2702 Toronto, Ontario, Canada	M5H 2Y4
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 888-749-4916

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Definitive Material Agreement.

On October 22, 2019, Bunker Hill Mining Corp. (the “Company”) announced that the Company has signed a further amendment to its Lease with Option to Purchase for the Bunker Hill Mine. The original Lease with Option to Purchase was announced on August 28, 2017 and became effective on November 1, 2017. Under the new amended agreement, the lease period has been extended for an additional period of nine months through August 1, 2020. The Company will continue to make a monthly care and maintenance payment of US$60,000 to the Lessor.

Additionally, the Option to Purchase has been amended providing for a purchase price of US$11,000,000 for 100% of the marketable assets of the Bunker Hill Mine consisting of US$6,200,000 in cash and US$4,800,000 in shares of the Company. The purchase price was established through arm’s length bargaining. The purchase option may be exercised at any time during the remaining period of the lease. An additional term of the amended lease provides for the elimination of all royalty payments that were to be paid to the mine owner.

Upon signing the amended agreement, the Company paid a one-time, non-refundable cash payment of US$300,000 to the mine owner. This payment will be applied to the purchase price upon execution of the purchase option. In the event the Company elects not to exercise the purchase option the payment shall be treated as an additional care and maintenance payment. The Company is currently considering the funding strategy for the exercise of the Option to Purchase.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bunker Hill Mining Corp.

/s/ JOHN RYAN
John Ryan
CEO, Principal Executive Officer

Date: October 22, 2019